SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 23, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
2200-1055 West Hastings Street
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Registrant’s telephone number, including area code) (604) 983-5555
FORMER ADDRESS

555 Brooksbank Avenue, North Vancouver — British Columbia V7S 3S5
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 23, 2006, pursuant to a Partnership Interest Purchase Agreement, dated as of December 22, 2005, among Bosa Development Corp. (“Purchaser”), Lions Gate Entertainment Corp. (“Lions Gate”) and Lions Gate Films Corp., and upon satisfaction and/or waiver of all customary conditions precedent (including due diligence, inspections and investigations) and approval by the board of directors of Lions Gate, Purchaser agreed to acquire all of the partnership interests and outstanding shares in Lions Gate Studios Partnership and Lions Gate Studio Management Ltd., respectively. Both entities are wholly-owned subsidiaries of Lions Gate that collectively own and manage Lions Gate’s studio facilities in North Vancouver — British Columbia, Canada. The purchase price is C$41.6 million (US$36.1 million) and proceeds net of the studios mortgages and commissions will be approximately C$21.4 million (US$18.6 million). The purchase price is payable in cash and is expected to close March 15, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONS GATE ENTERTAINMENT CORP.
Date: January 25, 2006	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer